ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of the 9th day of September, 2023 by and among Forum Funds, a Delaware statutory trust (“Forum”), Unified Series Trust, an Ohio business trust (“Unified”), each of which is a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Absolute Investment Advisers LLC, a Florida limited liability company (“Adviser”) which is a registered adviser under the Investment Advisers Act of 1940, as amended, (the “Investment Advisers Act”).

WHEREAS, Forum and the Adviser, on behalf of each of the Absolute Capital Opportunities Fund, Absolute Convertible Arbitrage Fund, Absolute Flexible Fund and Absolute Strategies Fund (each, a “Fund” and together, the “Funds”), are parties to an Expense Limitation Agreement dated as of June 21, 2023 (the “Agreement”); and

WHEREAS, Forum, the Adviser and Unified desire that Unified be substituted for Forum under the Agreement after a transaction that results in the reorganization of the Funds from series of Forum into newly created series of Unified of the same name.

NOW, THEREFORE, based on the foregoing, the parties agree as follows:

1.       Assignment. Forum hereby assigns to Unified all of Forum’s rights, interests and obligations in and under the Agreement.

2.       Assumption. Unified, intending to be legally bound, hereby accepts the foregoing assignment of the Agreement, and from and after the date hereof, assumes and agrees to perform all duties and obligations of Forum under the Agreement accruing from and after the date hereof. The parties further acknowledge that the purpose of this assignment is to continue the Adviser’s right to recoup certain fees waived and/or expenses reimbursed pursuant to the Agreement during such time as the Funds operated as series of Forum, and so long as such repayments by the Funds, including after the Funds are reorganized into Unified, are made in accordance with the terms of such Agreement.

3.       Technical Amendment. The parties agree that all references in the Agreement to Forum shall hereby be changed to Unified.

IN WITNESS WHEREOF, Forum and Unified, on behalf of the Funds, and the Adviser, hereby execute this Assignment and Assumption Agreement as of the day and year first above written.

FORUM FUNDS By: /s/ Zachary Tackett Name: Zachary Tackett Title: President	ABSOLUTE INVESTMENT ADVISERS LLC By: /s/ James P. Compson Name: James P. Compson Title: Principal
UNIFIED SERIES TRUST By: /s/ Martin R. Dean Name: Martin R. Dean Title: President